Exhibit 10.2

July 25, 1999

Mr. C. David Snyder
C/o Crooked River Brewing Company, LLC
1101 Center St.
Cleveland OH  44114
VIA FAX

Gentlemen:

Reference is made to the Letter Agreement, dated June 30, 1999 (the "Agreement"), by and between Frederick Brewing Co. (the "Company") and Snyder International Brewing Group, LLC ("SIBG"). The Company hereby agrees to extend the Exclusive Period (as defined in the Agreement) from June 26, 1999 through and including August 8, 1999. In consideration therefor, SIBG will pay, via wire transfer to the Company's designated account, the sum of $50,000 (the "Extension Payment") no later than the close of business on July 27, 1999. The Extended Exclusive period shall terminate at 10:00 a.m. E.T., if said sum is not received by the Company before such time. Said sum will be utilized for the benefit of the Company in a manner agreed upon by the Company and SIBG and shall be credited against the purchase price paid by SIBG for its investment in the Company but shall not be refunded if SIBG does not make the entire contemplated investment in the Company. All of the terms of and conditions of the Letter Agreement will continue in full forced and effect during the Extended Exclusive Period.


Sincerely,


Kevin E. Brannon
Chairman and CEO

The foregoing is hereby agreed to and accepted:


C. David Snyder
Chairman
Snyder International Brewing Group, LLC